Exhibit 99.1

FOR FURTHER INFORMATION CONTACT: Deborah S. Lorenz Vice President, Investor Relations and Corporate Communications Lipid Sciences, Inc. 925-249-4031 dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

February 15, 2008

LIPID SCIENCES, INC. NOT IN COMPLIANCE WITH
NASDAQ CAPITAL MARKET LISTING REQUIREMENTS

PLEASANTON, Calif., February 15, 2008—Lipid Sciences, Inc. (Nasdaq:LIPD) announced that it had received a letter from the Nasdaq Capital Market indicating that for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(4).  In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until August 11, 2008, from the date of notification to achieve compliance.  In general, a company can restore compliance with Marketplace Rule 4310(c)(4) if its common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days.  If the Company has not achieved compliance by the 180th day, but can demonstrate as of that date that the Company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement), the Company will have an additional 180 days to achieve compliance with Marketplace Rule 4310(c)(4).

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B, and Hepatitis C.  In addition, Lipid Sciences believes that this Viral Immunotherapy platform also has applicability to a wide range of viruses impacting animal health—a diverse market with diseases affecting both food and companion animals.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidscienes.com.  To receive the Company’s press releases via email, please contact: info@lipidsciences.com.